UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date earliest event reported): November 26, 2007

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	001-13251 (Commission File Numbers)	52-2013874 (I.R.S. employer Identification No.)
12061 Bluemont Way
Reston, VA 20190
(Address of registrant’s principal executive offices) (zip code)
Registrant’s telephone number including area code: (703) 810-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      On November 26, 2007, the Board of Directors of SLM Corporation (the “Corporation”) appointed Albert L. Lord as Executive Chairman of the Corporation. In this role, Mr. Lord assumes principal executive management responsibility for the Corporation and continues to serve as Chairman of the Board. Mr. C.E. Andrews continues to serve as Chief Executive Officer and reports to Mr. Lord.
      Mr. Lord has served as Chairman of the Board since March 2005. In addition, since March 2005 he has been a member of Seneca Ridge Management, LLC, a private investment company. Prior to that time, Mr. Lord served as Vice Chairman and Chief Executive Officer of the Corporation, beginning in 1997. He held various executive officer positions with the Corporation’s predecessor, the Student Loan Marketing Association, from 1981 to 1994. Mr. Lord also serves on the board of Bearing Point, Inc.
      Also, on November 26, 2007, the independent members of the Board approved the compensation package recommended by the Compensation and Personnel Committee for Mr. Lord’s service as Executive Chairman for a two-year period. Mr. Lord’s compensation will consist of annualized cash compensation of $3 million and a stock appreciation right that may be settled partially or entirely in cash covering 4.5 million shares of the Corporation’s common stock. The material terms of the award are as follows. The exercise price for the award is $46.00 per share, a substantial premium to the closing price for the Corporation’s common stock of $36.87 per share on November 26, 2007. Twenty percent of the award vests upon the share price trading for 10 consecutive days at or above $52.00 per share on or before November 26, 2009, 100 percent of the award vests upon the share price trading for 10 consecutive days at or above $60.00 per share on or before November 26, 2009, and vesting is interpolated on a straight line basis if the share price trades for 10 consecutive days between $52.00 per share and $60.00 per share (for example, 50 percent of the award vests if the share price trades at $55.00 per share for 10 consecutive days.) To the extent the award does not vest based on the trading price, it will be forfeited. To the extent vested, exercisability of the award generally is delayed until after November 26, 2009. The award does not vest upon termination of employment or upon a change in control of the Corporation.
      Mr. Lord is not eligible for compensation under the Corporation’s Incentive Compensation Plan. Mr. Lord will participate in the Corporation’s benefit programs on the same terms and conditions as other officers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

By: /s/ ROBERT S. LAVET
Name: Robert S. Lavet
Title: Senior Vice President and General Counsel

Dated: November 28, 2007